                                                                [EXECUTION COPY]


                                 SIDE AGREEMENT


                                      AMONG


                        RESERVOIR CAPITAL PARTNERS, L.P.

                       RESERVOIR CAPITAL ASSOCIATES, L.P.

                       RESERVOIR CAPITAL MASTER FUND, L.P.

                              OJ ACQUISITION CORP.


                                       AND


                             PASCO ACQUISITION, INC.



                            DATED SEPTEMBER 27, 1999

                                                                            PAGE



                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I    DEFINITIONS....................................................   2
   1.1       Definitions....................................................   2

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF RESERVOIR....................   2
   2.1       Organization and Good Standing; Capitalization.................   2
   2.2       Authority; Approval............................................   2
   2.3       Governmental Approvals; Noncontravention.......................   3
   2.4       Ownership of Common Stock......................................   3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER....................   3
   3.1       Organization and Good Standing.................................   3
   3.2       Corporate Authority; Approval..................................   4
   3.3       Government Approvals; Noncontravention.........................   4

ARTICLE IV   COVENANTS......................................................   4
   4.1       Certain Actions with Respect to the Transactions Contemplated
             under the Asset Purchase Agreement.............................   4
   4.2       Prohibition on Transfer of Common Stock........................   5
   4.3       Certain Filings................................................   5
   4.4       Information Supplied...........................................   5

ARTICLE V    TERMINATION....................................................   6
   5.1       Grounds for Termination........................................   6
   5.2       Effect of Termination..........................................   6

ARTICLE VI   MISCELLANEOUS..................................................   7
   6.1       Notices........................................................   7
   6.2       Amendment and Modification.....................................   8
   6.3       Waiver of Compliance; Consents.................................   8
   6.4       Survival.......................................................   8
   6.5       Expenses.......................................................   8
   6.6       Assignment.....................................................   8
   6.7       GOVERNING LAW..................................................   8
   6.8       Jurisdiction...................................................   8
   6.9       Counterparts...................................................   9
   6.10      Interpretation.................................................   9
   6.11      Entire Agreement...............................................   9
   6.12      No Third Party Beneficiaries...................................   9
   6.13      Severability...................................................   9
   6.14      WAIVER OF JURY TRIAL...........................................   9
   6.15      Specific Performance...........................................   9
   6.16      No Other Representations.......................................  10
   6.17      Liability of Parties...........................................  10

                                 SIDE AGREEMENT


                  THIS SIDE AGREEMENT, dated as of September 27, 1999 (this "AGREEMENT"), is among RESERVOIR CAPITAL PARTNERS, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA"), Reservoir Capital Master Fund, a limited partnership organized under the laws of the Cayman Islands ("RCM" and together with RCD and RCA, "RESERVOIR"), OJ Acquisition Corp., a Florida corporation ("RESERVOIR SUBSIDIARY"), and PASCO ACQUISITION, INC., a Delaware corporation ("PURCHASER"). All capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement, dated as of the date hereof, between Purchaser and Orange-co., Inc (the "ASSET PURCHASE AGREEMENT").

                                R E C I T A L S:

                  A. Upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Assets, subject to the Assumed Liabilities.

                  B. Concurrently with the execution of this Agreement, Reservoir Subsidiary is acquiring (the "BHG SHARE PURCHASE") from Ben Hill Griffin Investments Inc. and certain related persons (collectively, the "BEN HILL GRIFFIN ENTITIES") an aggregate of 5,405,660 shares of common stock, par value $.50, of Seller ("COMMON STOCK"), representing 52.4% of the outstanding Common Stock.

                  C. Concurrently with the execution of this Agreement, Reservoir, Reservoir Subsidiary and Seller are entering into that certain Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which, immediately prior to the Final Closing (unless the condition set forth in Section 7.2(a) of the Asset Purchase Agreement is waived), Reservoir Subsidiary will merge with and into Seller (the "MERGER"), with Seller to be the survivor of the Merger.

                  D. To induce Purchaser to enter into the Asset Purchase Agreement, Reservoir is entering into this Agreement with Purchaser concurrently with the execution of the Asset Purchase Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. The following terms, as used herein, have the following meanings:

                  "PURCHASER MATERIAL ADVERSE EFFECT" means any circumstance, change, or effect which, individually or in the aggregate, is reasonably likely to prevent, impair or materially delay the ability of Purchaser to perform its covenants and agreements contemplated hereunder.

                  "RESERVOIR MATERIAL ADVERSE EFFECT" means any circumstance, change, or effect which, individually or in the aggregate, is reasonably likely to prevent, impair or materially delay the ability of any of Reservoir or Reservoir Subsidiary to perform its covenants and agreements contemplated hereunder or, in the case of Reservoir Subsidiary, to consummate the BHG Share Purchase.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF RESERVOIR

                  As an inducement to Purchaser to enter into this Agreement and the Asset Purchase Agreement, Reservoir and Reservoir Subsidiary hereby represent and warrant to Purchaser as follows:

                  2.1 Organization and Good Standing; Capitalization. Each of RCP, RCA and RCM is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware (or, in the case of RCM, the Cayman Islands) and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Reservoir Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted. All of the issued and outstanding capital stock of Reservoir Subsidiary is directly owned by Reservoir.

                  2.2 Authority; Approval. Each of Reservoir and Reservoir Subsidiary has all requisite partnership or corporate power and authority, as the case may be, and has taken all limited partnership or corporate action necessary in order to execute and deliver this Agreement and to perform its covenants and agreements contemplated hereunder. Reservoir Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary to consummate the BHG Share Purchase. Assuming due execution and delivery by Purchaser, this Agreement is a valid and binding agreement of each of Reservoir and Reservoir Subsidiary, enforceable against it in accordance with its terms.

                  2.3 Governmental Approvals; Noncontravention.

                           (a) No Governmental Approvals are required to be
obtained or made on behalf of Reservoir or Reservoir Subsidiary in connection with the execution and delivery by them of this Agreement, the performance by them of their covenants and agreements hereunder and the consummation by Reservoir Subsidiary of the BHG Share Purchase, other than (i) filings required to be made under the HSR Act (the applicable waiting periods for which have heretofore expired) and (ii) Governmental Approvals that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to result in a Reservoir Material Adverse Effect.

                           (b) The execution and delivery by Reservoir and
Reservoir Subsidiary of this Agreement, the performance by them of their covenants and agreements hereunder and the consummation of the BHG Share Purchase by Reservoir Subsidiary will not (i) conflict with or result in any violation of any provision of the certificate of limited partnership or operating agreement (or comparable governing documents) of Reservoir or Reservoir Subsidiary, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or loss of benefit or result in the creation of any Lien) under, any of the terms, conditions or provisions of any Contract to which Reservoir or Reservoir Subsidiary is a party or by which they or any portion of their properties or assets may be bound that, individually or in the aggregate, is reasonably likely to result in a Reservoir Material Adverse Effect or (iii) subject to the Governmental Approvals referred to in Section 2.3(a), violate any Laws applicable to Reservoir or Reservoir Subsidiary or any portion of their properties or assets in a manner likely to have a Reservoir Material Adverse Effect.

                  2.4 Ownership of Common Stock. Upon consummation of the BHG Share Purchase simultaneous with the execution of this Agreement, Reservoir Subsidiary owns 5,405,660 shares of Common Stock which based solely on publicly available information and representations in the Merger Agreement, as of the date hereof, represents 52.4% of the outstanding Common Stock.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As an inducement to Reservoir and Reservoir Subsidiary to enter into this Agreement and the Merger Agreement and to consummate the transactions thereunder, Purchaser hereby represents and warrants to Reservoir and Reservoir Subsidiary as follows:

                  3.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

                  3.2 Corporate Authority; Approval. Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its covenants and agreements contemplated hereunder. Assuming due execution and delivery of this Agreement by Reservoir and Reservoir Subsidiary, this Agreement is a valid and binding agreement of Purchaser enforceable against it in accordance with its terms.

                  3.3 Government Approvals; Noncontravention.

                           (a) No Governmental Approvals are required to be
obtained or made on behalf of Purchaser in connection with the execution and delivery by it of this Agreement or the performance by it of its covenants and agreements hereunder, other than (i) filings required to be made under the HSR Act (the applicable waiting periods for which have heretofore expired) and (ii) Governmental Approvals that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to result in any Purchaser Material Adverse Effect.

                           (b) The execution and delivery by Purchaser of this
Agreement and the performance by it of its covenants and agreements hereunder will not (i) conflict with or result in any violation of any provision of its certificate of incorporation or by-laws, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or loss of benefit or result in the creation of any Lien) under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which it or any portion of its properties or assets may be bound that, individually or in the aggregate, is reasonably likely to result in a Purchaser Material Adverse Effect or (iii) subject to the Governmental Approvals referred to in Section 3.3(a), violate any Laws applicable to Purchaser or any portion of its properties or assets.

                                   ARTICLE IV

                                    COVENANTS

                  4.1 Certain Actions with Respect to the Transactions Contemplated under the Asset Purchase Agreement.

                           (a) Reservoir and Reservoir Subsidiary hereby agree
to, and to cause their respective Affiliates to vote (or give a consent in respect of), all shares of Common Stock held by Reservoir, Reservoir Subsidiary and their respective Affiliates so as to satisfy the Seller Requisite Vote, either at the Stockholders Meeting or immediately after the consummation of the Merger pursuant to a "short form" merger under applicable Law. If the Company shall not on or before January 1, 2000, have caused a meeting of stockholders of the Company to have been held and proxy or information materials required in connection therewith to be mailed, then Reservoir shall promptly cause the


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
Company to take such actions to the extent required in order to consummate the Asset Purchase Agreement in compliance with all applicable laws.

                           (b) Reservoir and Reservoir Subsidiary hereby agree
that if all of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Asset Purchase Agreement other than Section 7.1(a) and/or Section 7.2(a) have been satisfied (or waived by the parties entitled to the benefits thereof), Reservoir and Reservoir Subsidiary shall (i) refrain from the taking of any action that would reasonably be expected to prevent, interfere with or materially delay, the waiver or satisfaction by Seller of the condition set forth in Section 7.2(a), and (ii) at any time after January 1, 2000, upon request of the Purchaser, cause the Seller to waive the condition set forth in
Section 7.2(a).

                           (c) Reservoir and Reservoir Subsidiary shall, and
shall cause their respective Affiliates (other than Seller and Seller's Subsidiaries) to, refrain from the taking of any action that would reasonably be expected to prevent, materially interfere with or materially delay (a) Seller's compliance with or performance of any of its covenants and agreements set forth in the Asset Purchase Agreement or the Acquisition Documents or (b) the satisfaction of any of the conditions set forth in Section 7.3 of the Asset Purchase Agreement.

                  4.2 Prohibition on Transfer of Common Stock. From the date hereof until the Final Closing, Reservoir Subsidiary shall not sell, transfer, pledge, encumber, assign or otherwise dispose of any its shares of Common Stock or any interest therein, except in each case to a transferee or pledgee who agrees pursuant to an instrument reasonably satisfactory to Purchaser to become bound by the obligations of Reservoir Subsidiary under this Agreement upon transfer or foreclosure. No such transfer shall relieve Reservoir or Reservoir Subsidiary of any of its obligations hereunder.

                  4.3 Certain Filings. The parties hereto shall cooperate with one another in determining whether any Governmental Approval is required or reasonably appropriate, or any other Consent is required or reasonably appropriate, in connection with the consummation of the Transactions and the transactions contemplated under the Merger Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall, as promptly as practicable following the execution and delivery of this Agreement, make such filings with Governmental Authorities as are determined to be necessary or reasonably appropriate in connection with the Transactions and the transactions contemplated under the Merger Agreement. Each of the parties hereto shall furnish to the other such necessary information and reasonable assistance as it may request in connection with its preparation of any filing or submission to any Governmental Authority. The parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any such Governmental Authority, and shall comply promptly with any such reasonable inquiry or request.

                  4.4 Information Supplied. Each of Purchaser and Reservoir agrees, solely as to information it provides, that none of the information included or incorporated by reference in the Tender Offer Documents and the Proxy Documents will, as of the dates such documents are filed with the SEC or the New York Stock Exchange, as of the date of the consummation or expiration of the Tender Offer (in the case of the Tender Offer Documents) and at the time of the Stockholders Meeting (in the case of the Proxy Documents), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and Reservoir agrees to promptly correct any information provided by it for use in the Tender Offer Documents or the Proxy Documents, if and to the extent that such information shall have become false or misleading in any material respect, and in the case of the Tender Offer Documents, Reservoir further agrees to take all steps necessary to amend or supplement the Tender Offer Documents and to cause such documents as so amended or supplemented to be filed with the SEC and the New York Stock Exchange and to be disseminated to the holders of Common Stock, in each case as and to the extent required by applicable Law. Reservoir shall provide Purchaser and its counsel with any comments or other communications, whether written or oral, that Seller may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications.


                                    ARTICLE V

                                   TERMINATION

                  5.1 Grounds for Termination. This Agreement may only be terminated:

                           (a) by mutual written agreement of Reservoir and
Purchaser;

                           (b) by Reservoir, if the Asset Purchase Agreement is
terminated in accordance with its terms, other than by reason of a breach by Seller; and

                           (c) by Purchaser, if the Asset Purchase Agreement is
terminated in accordance with its terms, other than by reason of a breach by Purchaser.

                  Any party desiring to terminate this Agreement pursuant to this Section 5.1 shall give written notice of such termination and the basis therefor to the other party hereto.

                  5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and be of no further legal effect, without any liability or obligation on the part of any party hereto, except that nothing therein shall relieve any party from liability for any willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier (with a confirmed receipt thereof), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Purchaser, to:

                  Pasco Acquisition, Inc.
                  Post Office Box 1690
                  400 North Tampa Street (33602)
                  Tampa, Florida 33601
                  Attention:      Robert A. Peiser, CEO
                  Telephone:      (813) 223-3981
                  Telecopy:       (813) 273-5420

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attention:      Carl L. Reisner, Esq.
                  Telephone:      (212) 373-3017
                  Telecopy:       (212) 757-3990

                  if to Reservoir, to:

                  Reservoir Capital Group, LLC
                  650 Madison Avenue, 20th Floor
                  New York, New York  10022
                  Attention:
                  Telephone:
                  Telecopy:

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York 10005-1413
                  Attention:      Mark L. Weissler, Esq.
                  Telephone:      (212) 530-5000
                  Telecopy:       (212) 530-5219

                  6.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto.

                  6.3 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the other parties hereto entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.3.

                  6.4 Survival. The covenants, agreements, representations and warranties contained in this Agreement shall not survive the Final Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to the Final Closing Date or after the Final Closing Date, on the part of either party or its officers, directors, employees, agents and Affiliates. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Final Closing Date, which shall survive for the respective periods set forth herein.

                  6.5 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except as expressly provided otherwise in this Agreement.

                  6.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights and obligations under this Agreement to the same extent to which Purchaser may assign its rights and obligations under the Asset Purchase Agreement thereunder, but Purchaser shall remain liable hereunder.

                  6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                  6.8 Jurisdiction. The parties hereto agree that (a) any action arising out of or relating to this Agreement may be brought on in the state or federal courts in the County of New York, State of New York, and not in the courts of any other State; and (b) each party consents to and submits itself to the personal jurisdiction in the state or federal courts in the County of New York, State of New York for any action arising out of or relating to this Agreement.

                  6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Unless otherwise expressly provided herein, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation." All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  6.11 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

                  6.12 No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

                  6.13 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  6.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION DOCUMENTS OR ANY OF THE TRANSACTIONS.

                  6.15 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by any court of competent jurisdiction.

Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise, all remedies being cumulative.

                  6.16 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that no party is making any representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Purchased Assets or properties of Seller.

                  6.17 Liability of Parties. The parties hereto agree that any liability or obligation on the part of RCP, RCA and RCMF under this Agreement shall be several and not joint and shall be borne by RCP, RCA and RCMF in proportion to their respective ownership percentages in Reservoir Subsidiary at the time such liability or obligation arose. None of the parties hereto shall be responsible for the Seller's performance under the Asset Purchase Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Side Agreement to be signed by their respective duly authorized officers as of the date first above written.



                                            RESERVOIR CAPITAL PARTNERS, L.P.

                                            By: Reservoir Capital Group, L.L.C.,
                                                     General Partner


                                            By:  /s/ Craig Huff
                                               ---------------------------------
                                                 Craig Huff
                                                 Managing Director


                                            RESERVOIR CAPITAL ASSOCIATES, L.P.

                                            By: Reservoir Capital Group, L.L.C.,
                                                     General Partner


                                            By:  /s/ Craig Huff
                                               ---------------------------------
                                                 Craig Huff
                                                 Managing Director


                                            RESERVOIR CAPITAL MASTER, L.P.


                                            By: Reservoir Capital Group, L.L.C.,
                                                     General Partner


                                            By:  /s/ Craig Huff
                                               ---------------------------------
                                                 Craig Huff
                                                 Managing Director


                                            OJ ACQUISITION CORP.


                                            By:  /s/ Craig Huff
                                               ---------------------------------
                                                 Craig Huff
                                                 President

                             PASCO ACQUISITION, INC.


                                            By:   /s/ Steven Lefkowitz
                                               ---------------------------------
                                                  Steven Lefkowitz
                                                  Vice President